Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Michael H. Owens, MD, MPH, FACPE, CPE
President & CEO, iVOW, Inc.
(858) 703-2820

John A. Stiles
John A. Stiles and Associates, LLC
(314) 994-0560

iVOW, Inc. Reports First Quarter Financial Results

San Diego, CA—May 11, 2006—iVOW, Inc. (NASDAQ:  IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, announced today that revenue for its first quarter ended March 31, 2006 increased to $604,072 from $239,681 for the first quarter ended March 31, 2005, an increase of over 150%.  The Company noted that $325,000 of the increase in revenue came from its Sound Health Solutions (SHS) subsidiary which the Company acquired in November 2005.

The Company reported a net loss for the quarter of $897,338 or $0.37 per share, compared to a net loss of $963,956 or $0.88 per share for the quarter ended March 31, 2005.

During the quarter, the Company completed a private placement of stock which generated gross proceeds of $922,200.  At the end of the quarter, the Company reported cash and cash equivalents of $742,838.  In addition, the Company reported $362,143 in restricted cash.

Subsequent to the quarter, the Company announced an agreement for a pediatric pilot weight management program with Microsoft. In addition, the Company stated that since March 29, 2006, it has signed four Blueprint contracts. While the Company reported no consulting revenue for the quarter, the Company stated that it expected an increase in consulting revenue during the current quarter based upon these contracts.

“The acquisition of SHS and the favorable CMS-Medicare ruling covering bariatric surgery in February are already proving to have a positive impact on our business. SHS is emerging as a strong complement to our other service offerings,” stated Dr. Michael Owens, President and CEO of iVOW, Inc.  “We intend to continue the expansion of our leadership position within the weight management industry and believe SHS and the recent CMS ruling will continue to provide momentum to fuel our success.”

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IVOW, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2006	2005

Revenues	$604,072	$239,681
Total cost and expenses	1,501,936	1,207,538
Loss from operations	(897,864)	(967,857)

Other income, net	526	5,720
Loss from continuing operations	(897,338)	(962,137)

Gain from discontinued operations	—	4,056
Net loss	(897,338)	(958,081)

Accretion of preferred stock dividends	—	(5,875)
Net loss applicable to common stockholders	$(897,338)	$(963,956)

Net loss per common share applicable to common stockholders	$(0.37)	$(0.88)

Shares used in computing basic and diluted loss per share	2,454,981	1,103,571

IVOW, Inc.

Selected Condensed Consolidated Balance Sheet Data

	March 31 2006	December 31 2005
Cash and cash equivalents	$742,838	$851,315

Total current assets	1,715,519	1,693,747

Property and equipment, net	261,467	252,880

Goodwill	1,064,046	915,116

Intangible assets, net	176,017	193,051

Total assets	4,001,046	3,747,808

Total current liabilities	1,273,141	1,216,096

Total stockholders’ equity	2,674,084	2,479,320

About iVOW, Inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, healthcare services, operational consulting and clinical training services to employers, payors, physicians and hospitals involved in the medical and surgical treatment of the chronic and morbidly obese. We also provide specialized vitamins to patients who have undergone obesity surgery. Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW, Inc. Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s ability to raise additional funds to support its operations; the Company’s ability to penetrate the market for obesity surgery management services; and the Company’s ability to successfully integrate the business and operations of Sound Health Solutions, Inc. Other risks inherent in our business are described in the Company’s press releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings are available at www.sec.gov.

The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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